Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

WITH SOLID FIRST-QUARTER RESULTS, MONSANTO CONFIRMS FULL YEAR GUIDANCE WITH GLOBAL BUSINESS ON TRACK TO DELIVER MID-TO-HIGH TEENS OPERATIONAL GROWTH

•	Company Achieves Second Straight Quarter of Record Amount of Cash for Share Repurchases

•	Order Pace of U.S. Business Demonstrates Positive Momentum

•	Announces First-of-its-Kind Agreement on Precision Agriculture Collaboration Opportunities With Leading Agricultural Retail Distributor WinField

•	Record R&D Project Advancements Reinforce Leadership In Driving Yield And Productivity

ST. LOUIS, Jan. 8, 2014 - Monsanto Company (NYSE: MON) delivered on track results for the first quarter of its fiscal year as the company reaffirmed its earnings growth and free cash flow guidance for fiscal year 2014. The company previewed a strong U.S. order book and noted that it is on track to deliver its largest soybean launch with an expected three million acres of Intacta RR2 PRO™. The company also highlighted a record 29 phase advancements across its research and development (R&D) platforms, including breeding, biotechnology, and new breakthrough areas such as Integrated Farming Systems® and agricultural biologicals.

	First Quarter
($ in millions)	2014	2013
Net Sales by Segment
Corn seed and traits	$1,054	$1,139
Soybean seed and traits	267	231
Cotton seed and traits	137	185
Vegetable seeds	157	156
All other crops seeds and traits	61	44
TOTAL Seeds and Genomics	$1,676	$1,755

Agricultural productivity	$1,467	$1,184
TOTAL Agricultural Productivity	$1,467	$1,184

TOTAL Net Sales	$3,143	$2,939

Gross Profit	$1,563	$1,397

Operating Expenses	$998	$888
Interest Expense – Net	$29	$28
Other Expense – Net	$20	$17
Net Income Attributable to Monsanto Company	$368	$339

Diluted Earnings per Share (See note 1.)	$0.69	$0.63
Item Affecting Comparability – EPS Impact
Income from discontinued operations	(0.02)	(0.01)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.67	$0.62
Effective Tax Rate	29%	26%

	First Quarter
Comparison as a Percent of Net Sales:	2014	2013
Gross profit	50%	48%
Selling, general and administrative expenses	19%	18%
Research and development expenses	13%	12%
Income from continuing operations before income taxes	16%	16%
Net income attributable to Monsanto Company	12%	12%

“The first quarter demonstrated that our business performance is squarely on track with several key milestones and that we have the right growth strategy in place,” said Hugh Grant, chairman and chief executive officer for Monsanto. “The strength in our business is also seen in the record number of research and development advancements this year. It’s the innovation in our pipeline that’s going to define what’s next for our industry and help deliver on our commitment to bring additional opportunity for farmers around the world.”

Results of Operations

Net sales for the quarter increased over the prior year’s first quarter to $3.1 billion. Gross profit for the 2014 first quarter also increased over the prior year period to $1.6 billion.

Selling, general and administrative (SG&A) costs were $589 million in the first quarter. R&D expenses increased year-over-year to $409 million for the quarter. Both SG&A and R&D costs increased based in part on investments to support new platforms and product launches.

The company’s first quarter earnings per share (EPS) was $0.67 on an ongoing and $0.69 on an as-reported basis. (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow

Free cash flow was a source of $457 million compared with a source of $1.5 billion for the prior year first quarter. (For a reconciliation of free cash flow, see note 1.) Net cash provided by operating activities for the 2014 fiscal year first quarter was a source of $1.7 billion, compared to a source of $1.6 billion in the first quarter last year. Net cash required by investing activities for the first quarter of 2014 was $1.2 billion, compared with $96 million for the same period of fiscal year 2013. Net cash provided by financing activities for the first quarter of 2014 was $346 million, compared to net cash required of $116 million for the prior year’s first quarter.

In the quarter, Monsanto continued its more aggressive approach in the company’s cash deployment strategy, including investment in additional growth through The Climate Corporation acquisition. The first quarter free cash flow reflects $917 million (net of cash acquired) for the acquisition of The Climate Corporation. Additionally, the company completed a second-consecutive quarter of record amount of cash for share repurchases. The company has purchased approximately $1.1 billion in shares over the last two quarters, lowering the share count in comparison to the prior year first quarter by nearly eight million shares.

Outlook

In fiscal year 2014, Monsanto continues to expect strong operational growth from its core business, reflected in mid-to-high teens growth in EBITDA. The company also confirmed its fiscal year 2014 ongoing earnings guidance, stating that it continues to expect to achieve ongoing EPS of $5.00 to $5.20. Full-year 2014 EPS guidance on an as-reported basis is expected in the range of $5.02 to $5.22 per share. (For a reconciliation of EPS, see note 1.) The company also reaffirmed free cash flow in the range of $600 million to $800 million for fiscal year 2014, after approximately $917 million (net of cash acquired) in cash for The Climate Corporation acquisition and investment to support the recently announced alliance on microbials with Novozymes. The company expects net cash provided by operating activities to be $2.9 billion to $3.3 billion, and net cash required by investing activities to be approximately $2.3 billion to $2.5 billion for fiscal year 2014, including capital expenditures and acquisition-related costs. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
	First Quarter		First Quarter
Seeds and Genomics	2014	2013	2014	2013
Corn Seed and Traits	$1,054	$1,139	$650	$686
Soybean Seed and Traits	267	231	168	118
Cotton Seed and Traits	137	185	92	127
Vegetable Seeds	157	156	68	83
All Other Crops Seeds and Traits	61	44	27	11
TOTAL Seeds and Genomics	$1,676	$1,755	$1,005	$1,025

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Seeds and Genomics	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$104	$220

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

Sales for Monsanto’s Seeds and Genomics segment in the first quarter were $1.7 billion as the company achieved growth in its soybean business and strong corn portfolio upgrades, including expected trait upgrades across its Latin American portfolio. Those results are balanced against the expected decrease in corn acres in Latin America, some acre and timing effects related to cotton in Australia, and a more normalized U.S. sales contribution pattern after the step up from last year's accelerated season.

Tracking the upcoming U.S. season, the company noted the pace of its U.S. order book and strong pre-pays are tracking well with 2014 targets, reflecting a strong end to the U.S. harvest for the company’s products.

Corn trait upgrade and expansion is also on track in both Brazil and Argentina where the company is achieving strong demand for its newest corn products. Complementing the trait upgrade and expansion in corn, Monsanto noted that with the South America summer acres planted the company is expecting to reach three million acres in its launch of Intacta RR2 PRO™ soybeans. The company is focused on making sure farmers have a good experience with the product in its initial launch year and preparing for what it expects will be its fastest ramp up of any soybean product.

Additionally, Monsanto announced today it has entered a memorandum of understanding with one of the company’s largest distribution partners and the largest U.S. agricultural retail distributor, WinField, to explore connections between Monsanto’s Integrated Farming Systems® and The Climate Corporation portfolio with Winfield’s industry-leading R7® Tool, with integrated Satellite Imagery Technology licensed from Geosys, for precision farming.  The joint work would represent a first-of-its kind opportunity on new technology for precision agriculture and the development of new broad decision-support tools to help farmers produce more food with fewer resources.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
	First Quarter		First Quarter
	2014	2013	2014	2013
Agricultural Productivity	$1,467	$1,184	$558	$372
TOTAL Agricultural Productivity	$1,467	$1,184	$558	$372

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	First Quarter
Agricultural Productivity	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$450	$270
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$14	$11

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales in the first quarter of fiscal 2014 for Monsanto’s Agricultural Productivity segment increased $283 million, reflecting the continued benefit of a favorable marketplace environment.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations, product performance, and an update of projects within the company’s R&D pipeline. The call may include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/kpropn5v/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com . Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Integrated Farming Systems and Intacta RR2 PRO are trademarks of Monsanto Company and its wholly-owned subsidiaries.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended
	Nov. 30, 2013	Nov. 30, 2012
Net Sales	$3,143	$2,939
Cost of Goods Sold	1,580	1,542
Gross Profit	1,563	1,397
Operating Expenses:
Selling, General and Administrative Expenses	589	542
Research and Development Expenses	409	346
Total Operating Expenses	998	888
Income From Operations	565	509
Interest Expense	53	51
Interest Income	(24)	(23)
Other Expense, Net	20	17
Income from Continuing Operations Before Income Taxes	516	464
Income Tax Provision	152	122
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$364	$342
Discontinued Operations:
Income from Operations of Discontinued Businesses	14	11
Income Tax Provision	5	4
Income from Discontinued Operations	9	7
Net Income	$373	$349
Less: Net Income Attributable to Noncontrolling Interest	5	10
Net Income Attributable to Monsanto Company	$368	$339

EBIT (see note 1)	$554	$490

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$0.68	$0.62
Income from Discontinued Operations	0.02	0.01
Net Income Attributable to Monsanto Company	$0.70	$0.63

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$0.67	$0.62
Income from Discontinued Operations	0.02	0.01
Net Income Attributable to Monsanto Company	$0.69	$0.63

Weighted Average Shares Outstanding:
Basic	526.9	534.8
Diluted	532.6	540.4

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Nov. 30, 2013	Aug. 31, 2013
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2014: $31 and 2013: $140)	$4,496	$3,668
Short-term investments	249	254
Trade receivables, net (variable interest entity restricted - 2014: $116 and 2013: $0)	2,283	1,715
Miscellaneous receivables	774	748
Deferred tax assets	631	579
Inventory, net	3,873	2,947
Other current assets	190	166
Total Current Assets	12,496	10,077
Property, Plant and Equipment, Net	4,686	4,654
Goodwill	4,325	3,520
Other Intangible Assets, Net	1,367	1,226
Noncurrent Deferred Tax Assets	484	454
Long-Term Receivables, Net	153	237
Other Assets	566	496
Total Assets	$24,077	$20,664
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	262	51
Accounts payable	853	995
Income taxes payable	101	91
Accrued compensation and benefits	281	492
Accrued marketing programs	756	1,078
Deferred revenues	2,866	517
Grower production accruals	634	60
Dividends payable	—	228
Customer payable	2	12
Miscellaneous short-term accruals	943	812
Total Current Liabilities	6,698	4,336
Long-Term Debt	3,057	2,061
Postretirement Liabilities	348	357
Long-Term Deferred Revenue	113	138
Noncurrent Deferred Tax Liabilities	544	469
Long-Term Portion of Environmental and Litigation Reserves	186	193
Other Liabilities	392	382
Monsanto Shareowners’ Equity	12,572	12,559
Noncontrolling Interest	167	169
Total Shareowners’ Equity	12,739	12,728
Total Liabilities and Shareowners’ Equity	$24,077	$20,664
Debt to Capital Ratio:	21%	14%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended
	Nov. 30, 2013	Nov. 30, 2012
Operating Activities:
Net Income	$373	$349
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	162	152
Bad-debt expense	11	7
Stock-based compensation expense	27	24
Excess tax benefits from stock-based compensation	(15)	(15)
Deferred income taxes	(6)	13
Equity affiliate (income) expense, net	3	(2)
Net gain on sales of a business or other assets	(1)	(12)
Other items	20	(16)
Changes in assets and liabilities that required cash, net of acquisitions:
Trade receivables, net	(478)	(196)
Inventory, net	(898)	(740)
Deferred revenues	2,319	2,426
Accounts payable and other accrued liabilities	332	(341)
Pension contributions	(23)	(16)
Other items	(128)	(64)
Net Cash Provided by Operating Activities	1,698	1,569
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	(105)	(118)
Maturities of short-term investments	110	110
Capital expenditures	(303)	(133)
Acquisitions of businesses, net of cash acquired	(917)	—
Purchases of long-term debt and equity securities	(12)	—
Technology and other investments	(21)	(23)
Other proceeds	7	68
Net Cash Required by Investing Activities	(1,241)	(96)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	117	60
Short-term debt proceeds	2	—
Short-term debt reductions	—	(7)
Long-term debt proceeds	999	16
Long-term debt reductions	(1)	—
Payments on other financing	(39)	—
Debt issuance costs	(8)	—
Treasury stock purchases	(561)	(27)
Stock option exercises	64	31
Excess tax benefits from stock-based compensation	15	16
Tax withholding on restricted stock and restricted stock units	(2)	(3)
Dividend payments	(228)	(201)
Dividend payments to noncontrolling interests	(12)	(1)
Net Cash Provided (Required) by Financing Activities	346	(116)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	25	(3)
Net Increase in Cash and Cash Equivalents	828	1,354
Cash and Cash Equivalents at Beginning of Period	3,668	3,283
Cash and Cash Equivalents at End of Period	$4,496	$4,637

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended
	Nov. 30, 2013	Nov. 30, 2012
EBIT – Seeds and Genomics Segment	$104	$220
EBIT – Agricultural Productivity Segment	450	270
EBIT– Total	554	490
Interest Expense, Net	29	28
Income Tax Provision(A)	157	123
Net Income Attributable to Monsanto Company	$368	$339
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2014	Three Months Ended
	Guidance	Nov. 30, 2013	Nov. 30, 2012
Diluted Earnings per Share	$5.02-$5.22	$0.69	$0.63
Income from Discontinued Operations	(0.02)	(0.02)	(0.01)
Diluted Earnings per Share from Ongoing Business	$5.00-$5.20	$0.67	$0.62

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2014 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2014	Three Months Ended
	Guidance	Nov. 30, 2013	Nov. 30, 2012
Net Cash Provided by Operating Activities	$2,900-3,300	$1,698	$1,569
Net Cash Required by Investing Activities	(2,300)-(2,500)	(1,241)	(96)
Free Cash Flow	$600-800	$457	$1,473
Net Cash Provided (Required) by Financing Activities	N/A	346	(116)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	25	(3)
Net Increase in Cash and Cash Equivalents	N/A	828	1,354
Cash and Cash Equivalents at Beginning of Period	N/A	3,668	3,283
Cash and Cash Equivalents at End of Period	N/A	$4,496	$4,637